Exhibit 2.3

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (including all exhibits and schedules hereto, this “Agreement”) is made and entered on February 1, 2011 by and between RLJ Lodging Trust, a Maryland real estate investment trust (“New REIT”), and RLJ Development LLC, a Delaware limited liability company (“RLJ Development”).

RECITALS

A.            All capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.

B.            RLJ Capital Partners II, LLC, a Delaware limited liability company (the “Fund II General Partner”), is the general partner of (i) RLJ Lodging Fund II, L.P., a Delaware limited partnership (the “Fund II Main Fund”), and (ii) RLJ Lodging Fund II (PF #1), L.P., a Delaware limited partnership (the “Fund II Parallel Fund” and, together with the Fund II Main Fund, the “Fund II Funds”).

C.            RLJ Capital Partners III, LLC, a Delaware limited liability company (the “Fund III General Partner”), is the general partner of (i) RLJ Real Estate Fund III, L.P., a Delaware limited partnership (the “Fund III Main Fund”), and (ii) RLJ Real Estate Fund III (PF #1), L.P., a Delaware limited partnership (the “Fund III Parallel Fund” and, together with the Fund III Main Fund, the “Fund III Funds”).  Each of the Fund II Funds and the Fund III Funds are sometimes individually referred to as an “Aggregate Fund” and collectively they are sometimes referred to as the “Aggregate Funds.”

D.            (i) The Fund II Main Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Lodging II REIT, LLC, a Delaware limited liability company (the “Fund II Main Subsidiary REIT”); (ii) the Fund II Parallel Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Lodging II REIT (PF #1), LLC, a Delaware limited liability company (the “Fund II Parallel Subsidiary REIT”); (iii) the Fund III Main Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Real Estate III REIT, LLC, a Delaware limited liability company (the “Fund III Main Subsidiary REIT”); and (iv) the Fund III Parallel Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Real Estate III REIT (PF #1), LLC, a Delaware limited liability company (the “Fund III Subsidiary REIT” and, together with the Fund II Main Subsidiary REIT, the Fund III Main Subsidiary REIT and the Fund II Subsidiary REIT, the “Old REITs”).

E.             Each of the Old REITs has elected to be taxed as a corporation and as a “real estate investment trust” for federal income tax purposes pursuant to Section 856, et. seq. of the Code, and prior to the consummation of the transactions contemplated by this Agreement, New REIT will have elected to be taxed as a corporation for federal income tax purposes.

F.             The Consolidation Transactions relate to the proposed initial public offering (the “IPO”) of the New REIT Shares, following which New REIT will operate as a self-administered and self-managed real estate investment trust under the applicable provisions of the Code.

G.            The Aggregate Funds and RLJ Development have determined that it is in their respective best interests (i) that RLJ Development contribute substantially all of its assets to New REIT or its designee in exchange for shares of New REIT, on the terms and subject to the conditions set forth herein; (ii) that the Fund II Funds be merged with and into New REIT on the terms and subject to the conditions set forth in the applicable merger agreement, with New REIT surviving the merger and (iii) that the Fund III Funds be merged with and into New REIT on the terms and subject to the conditions set forth in the applicable merger agreement, with New REIT surviving the merger (each of the transactions described in (ii) and (iii), a “Primary Fund Merger,” the transaction described in (i) above, the “RLJ Contribution,” and, collectively, the “Primary Transactions”).

H.            Immediately following the Primary Transactions, and as an integrated step with the Primary Fund Mergers, New REIT shall cause each Old REIT to merge with and into New REIT, with New REIT surviving each of the mergers (each, a “Secondary Merger” and, collectively, the “Secondary Mergers,” and the Secondary Mergers together with the Primary Transactions, the “Integrated Transactions”).  Each of the Preferred Units will be cancelled in exchange for cash in the Secondary Mergers, and all of the remaining limited liability company interests in the Old REITs held by the applicable Fund or Other RLJ Fund will be cancelled for no consideration.

I.              The Aggregate Funds and RLJ Development intend that the Primary Fund Mergers and the Secondary Mergers constitute integrated steps in a single plan and that the Primary Fund Mergers and Secondary Mergers constitute a reorganization of each of the Old REITs under section 368(a)(1)(A) of the Code, coupled with a liquidation of each of the Aggregate Funds for federal income tax purposes.

J.             Following the Integrated Transactions, New REIT will continue to conduct the business previously conducted by each of the Old REITs and RLJ Development.

K.            The board of trustees of New REIT and the Class A and Class B members of RLJ Development have determined that it is advisable and in the best interest of New REIT and RLJ Development, respectively, to proceed with the Integrated Transactions, and have approved and authorized the Integrated Transactions, and each has obtained any necessary shareholder or member approval, as applicable, in accordance with Maryland REIT Law, as set forth in Title 8 of the Corporations and Associations Articles of the Annotated Code of Maryland, New REIT’s declaration of trust, the Delaware Limited Liability Company Act and RLJ Development’s Organizational Documents, as applicable.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
THE CONTRIBUTION

Section 1.1             Contributed Assets.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, RLJ Development agrees to contribute, transfer, convey, assign and deliver to New REIT or its designee, or cause to be contributed, transferred, conveyed, assigned and delivered to New REIT or its designee, and New REIT agrees to accept, or cause to be accepted from RLJ Development, free and clear of all Liens (other than Permitted Liens) all right, title and interest in, to and under the assets, properties, contracts, goodwill and other rights owned by RLJ Development or otherwise used or held for use by RLJ Development in its business (including, without limitation, assets held by or relating to the RLJ Benefit Plans), in each case, other than the Excluded Assets (the “Contributed Assets”).

Section 1.2             Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the Contributed Assets will not include: (a) any equity interest in any entity owned directly or indirectly by RLJ Development, including, without limitation, RLJ Development’s equity interests, if any, in any RLJ Development Subsidiary, and, in each case, the businesses, operations, and assets thereof; (b)(i) any and all artwork used by or held for use by RLJ Development and (ii) any artwork, furnishings, equipment or other assets located in the office suite of Robert L. Johnson, in the case of (b)(i) and (b)(ii), notwithstanding that such artwork, furnishings, equipment or other assets are not currently owned by, and have never been owned by, RLJ Development; (c) minute books, stock books, stock ledger and corporate seal and records and files, tax returns and related tax work papers, and such similar books and records of RLJ Development and any RLJ Development Subsidiary; (d) all rights in and to the name “RLJ Development” and “RLJ Development, LLC”; (e) all claims for refund of Taxes and other governmental charges, all Tax returns and all Tax identification numbers; (f) any cash and cash equivalents of RLJ Development as of the Closing; (g) all intercompany receivables, charges and credits owing to RLJ Development from any RLJ Development Subsidiary or any Affiliate of (x) RLJ Development or (y) any RLJ Development Subsidiary (in each case, excluding New REIT and its Subsidiaries); and (h) all rights of RLJ Development under this Agreement and the other Consolidation Transaction Documents (collectively, the “Excluded Assets”).  The Excluded Assets are not part of the contribution contemplated by this Agreement and will be retained by RLJ Development and remain the property of RLJ Development following the Closing.

Section 1.3             Assumption of Assumed Liabilities.  At the Effective Time and on the terms and subject to the conditions set forth in this Agreement, New REIT or its designee agrees to assume all Liabilities (other than the Retained Liabilities) of RLJ Development arising out of, relating to or otherwise in respect of the ownership, control or operation of the Contributed Assets, whether arising prior to, on or after the Closing Date (including all Liabilities of RLJ Development arising out of, relating to or otherwise in respect of the RLJ Benefit Plans) (the “Assumed Liabilities”).

Section 1.4             Retained Liabilities.  The following Liabilities of RLJ Development are not part of the contribution contemplated by this Agreement, will be retained by RLJ Development and remain the sole responsibility of RLJ Development following the Closing (such Liabilities, the “Retained Liabilities”):

(a)           all Liabilities, whether arising prior to, on or after the Closing, to the extent arising out of, relating to or otherwise in respect of the ownership, management, control, operation or conduct of any Excluded Asset; and

(b)           all Liabilities, whether arising prior to, on or after the Closing, to any member or any entity in which RLJ Development owns or has owned, directly or indirectly, any equity interest, including, without limitation, any RLJ Development Subsidiary.

Section 1.5             Consideration.  The aggregate consideration (the “Consideration”) paid for the Contributed Assets shall consist of:

(a)           a number of New REIT Shares equal to taking (A) the product which results from (1) multiplying the RLJ Development Share by (2) the Distributable Equity Value, and dividing it by (B) the IPO Price, rounded down to the nearest whole share; and

(b)           assumption of the Assumed Liabilities.

Section 1.6             Transaction Costs.  If the Closing occurs, all transaction costs and expenses of New REIT and the RLJ Entities in connection with the Consolidation Transactions and the IPO, which include, but are not limited to, all fees of professionals and underwriting discounts and commissions and all transfer taxes incurred in connection with the Integrated Transactions (collectively, the “Costs”), will be borne among all of the holders of equity interests in the Aggregate Funds and RLJ Development, pro rata according to consideration received in the applicable Primary Transaction.  If the Closing does not occur for any reason, the Aggregate Funds shall share, pro rata based on the total asset value of each Aggregate Fund as of January 21, 2011, the Costs.

Section 1.7             Holdback Fund.  Notwithstanding anything to the contrary contained in this Agreement, at the Effective Time, New REIT shall retain from the Consideration and place into a segregated escrow fund to satisfy the indemnification obligations pursuant to Article 9 (the “Holdback Fund”), a number of New REIT Shares, rounded down to the nearest whole share, equal to (a) the Holdback Percentage, times (b) the number of New REIT Shares to be issued to RLJ Development pursuant to Section 1.5(a) (such shares, the “Holdback Shares”).

ARTICLE 2.
CLOSING; TERM OF AGREEMENT

Section 2.1             Closing.  Unless this Agreement shall have been terminated pursuant to Section 2.5, and subject to the satisfaction or waiver of the conditions in Article 8, the Effective Time and the closing of the other transactions contemplated by this Agreement shall occur concurrently with or immediately prior to the IPO (the “Closing” or the “Closing Date”).  The Closing shall take place at the offices of Hogan Lovells US LLP, located at Columbia Square, 555 Thirteenth Street, NW, Washington, DC or such other place as determined by New REIT in its sole discretion.  The Closing shall be deemed concurrent for all purposes with, and effective concurrently with, the IPO (the effective time of the IPO, the “Effective Time”).

Section 2.2             Closing Deliveries.

(a)           As soon as reasonably practicable after the Effective Time, New REIT shall deliver to RLJ Development:

(i)            subject to Section 1.7, the Consideration;

(ii)           an Assignment and Assumption Agreement, in the form attached as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by New REIT; and

(iii)          such other certificates, instruments or documents as RLJ Development may reasonably request, as are required pursuant to the provisions of this Agreement or as otherwise are necessary or appropriate to transfer the Contributed Assets and Assumed Liabilities in accordance with the terms and conditions hereof and consummate the transactions contemplated hereby, and to vest in New REIT and its successors and assigns full, complete, absolute, legal and equitable title to the Contributed Assets, free and clear of all Liens (other than Permitted Liens).

(b)           As soon as reasonably practicable after the Effective Time, RLJ Development shall deliver to New REIT each of the following:

(i)            a bill of sale in the form of Exhibit C, duly executed by RLJ Development;

(ii)           the Assignment and Assumption Agreement, duly executed by RLJ Development;

(iii)          an Assignment of Intellectual Property Agreement in the form of Exhibit D (the “Assignment of Intellectual Property”), together with other agreements, instruments,

certificates and other documents necessary or appropriate to assign all of RLJ Development’s rights and interests in and to its intellectual property to New REIT, duly executed by RLJ Development; and

(iv)          such other certificates, instruments or documents as New REIT may reasonably request, as are required pursuant to the provisions of this Agreement or as otherwise are necessary or appropriate to transfer the Contributed Assets and Assumed Liabilities in accordance with the terms and conditions hereof and consummate the transactions contemplated hereby, and to vest in New REIT and its successors and assigns full, complete, absolute, legal and equitable title to the Contributed Assets, free and clear of all Liens (other than Permitted Liens).

(c)           Legend.  Any certificate representing New REIT Shares issuable as Consideration shall bear the following legend:

THE SHARES OF BENEFICIAL INTEREST REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES EXCEPT PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP, CONSTRUCTIVE OWNERSHIP AND TRANSFER.  SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE TRUST’S DECLARATION OF TRUST, (I) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN COMMON SHARES OF THE TRUST IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON SHARES OF THE TRUST; (II) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN PREFERRED SHARES OF THE TRUST IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE TOTAL OUTSTANDING PREFERRED SHARES OF THE TRUST OF SUCH CLASS OR SERIES; (III) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST THAT WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT; (IV) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST THAT WOULD RESULT IN THE TRUST OWNING (DIRECTLY OR INDIRECTLY) AN INTEREST IN A TENANT THAT IS DESCRIBED IN SECTION 856(D)(2)(B) OF THE CODE IF THE INCOME DERIVED BY THE TRUST (EITHER DIRECTLY OR INDIRECTLY THROUGH ONE OR MORE PARTNERSHIPS OR LIMITED LIABILITY COMPANIES) FROM SUCH TENANT FOR THE TAXABLE YEAR OF THE TRUST DURING WHICH SUCH DETERMINATION IS BEING MADE WOULD REASONABLY BE EXPECTED TO EQUAL OR EXCEED THE LESSER OF (I) ONE PERCENT (1%) OF THE TRUST’S GROSS INCOME (AS DETERMINED FOR PURPOSES OF SECTION 856(C) OF THE CODE), OR (II) AN AMOUNT THAT WOULD CAUSE THE TRUST TO FAIL TO SATISFY ANY OF THE GROSS INCOME REQUIREMENTS OF SECTION 856(C) OF THE CODE OR (B) ANY MANAGER OR OPERATOR OF A “QUALIFIED LODGING FACILITY,” WITHIN THE MEANING OF SECTION 856(D)(9)(D) OF THE CODE, LEASED BY THE TRUST (OR ANY SUBSIDIARY OF THE TRUST) TO ONE OF ITS TAXABLE REIT SUBSIDIARIES WITH RESPECT TO THE TRUST FAILING TO QUALIFY AS AN “ELIGIBLE INDEPENDENT CONTRACTOR,” WITHIN THE MEANING OF SECTION 856(D)(9)(A) OF THE CODE, IN EITHER

CASE IF THE INCOME DERIVED BY THE TRUST FROM SUCH TENANT OR SUCH TAXABLE REIT SUBSIDIARY, TAKING INTO ACCOUNT ANY OTHER INCOME OF THE TRUST THAT WOULD NOT QUALIFY UNDER THE GROSS INCOME REQUIREMENTS OF SECTION 856(C) OF THE CODE, WOULD CAUSE THE TRUST TO FAIL TO SATISFY ANY OF SUCH GROSS INCOME REQUIREMENTS; AND (V) NO PERSON MAY TRANSFER SHARES OF THE TRUST IF SUCH TRANSFER WOULD RESULT IN SHARES OF THE TRUST BEING OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(A)(5) OF THE CODE). ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS, TRANSFERS OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST.  IF CERTAIN OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ABOVE ARE VIOLATED, THE SHARES OF THE TRUST REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUSTEE OF A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE TRUST MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF TRUSTEES IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF TRUSTEES DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO.  A PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES IN VIOLATION OF THE OWNERSHIP LIMITATIONS DESCRIBED ABOVE SHALL HAVE NO CLAIM, CAUSE OF ACTION OR ANY RECOURSE WHATSOEVER AGAINST A TRANSFEROR OF SUCH SHARES.  ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE DECLARATION OF TRUST OF THE TRUST, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF THE TRUST ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE TRUST AT ITS PRINCIPAL OFFICE.

Section 2.3             Tax Withholding.  New REIT shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to RLJ Development such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to RLJ Development.

Section 2.4             Further Action.  If, at any time after the Effective Time, New REIT shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in New REIT the right, title or interest in, to or under any of the Contributed Assets, as a result of, or in connection with, the Primary Transactions or otherwise to carry out this Agreement, New REIT shall be authorized to execute and deliver, in the name and on behalf of RLJ Development, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of RLJ Development, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in New REIT or otherwise to carry out this Agreement.

Section 2.5             Term of the Agreement.  This Agreement shall terminate automatically if the Primary Transactions shall not have been consummated on or prior to September 30, 2011.

Section 2.6             Effect of Termination.  If this Agreement is terminated for any reason prior to the Effective Time, the Primary Transactions shall not be consummated and all obligations on the part of each party under this Agreement shall terminate, except that the obligations set forth in Section 1.6 and this Section 2.6 shall survive, and no party shall have any liability to any party with respect to any claim arising out of this Agreement.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF NEW REIT

Except as set forth in the registration statement on form S-11 of New REIT for the IPO (the “Registration Statement”), New REIT hereby represents and warrants to RLJ Development as follows:

Section 3.1             Organization; Authority.  New REIT has been duly formed and is validly existing and in good standing under the Laws of the State of Maryland and has all requisite power and authority to enter into this Agreement and the other Consolidation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a New REIT Material Adverse Effect.

Section 3.2             Due Authorization.  The execution, delivery and performance of this Agreement and the other Consolidation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of New REIT pursuant to this Agreement or the other Consolidation Transaction Documentation) by New REIT will have been duly and validly authorized by all necessary actions required of New REIT prior to the Closing.  This Agreement, the other Consolidation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of New REIT pursuant to this Agreement or the other Consolidation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of New REIT, enforceable against New REIT in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.3             Consents and Approvals.  Except for the consummation of the other Consolidation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by New REIT in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a New REIT Material Adverse Effect.

Section 3.4             No Violation.  None of the execution, delivery or performance of this Agreement, the other Consolidation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) New REIT’s Organizational Documents, (b) any agreement, document or instrument to which New REIT or any of its assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on New REIT, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a New REIT Material Adverse Effect.

Section 3.5             Validity of New REIT Shares.  New REIT Shares to be issued pursuant to this Agreement will have been duly authorized by New REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the by New REIT.

Section 3.6             Limited Activities.  Except for activities in connection with the IPO, the Consolidation Transactions or in the ordinary course of business, New REIT has not engaged in any material business or incurred any material obligations.

Section 3.7             Litigation.  There is no action, suit or proceeding pending or, to the Knowledge of New REIT, threatened against New REIT, that challenge or would reasonably be expected to impair the ability of New REIT to execute or deliver, or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF RLJ DEVELOPMENT

Except as set forth in the Schedules hereto, RLJ Development hereby represents and warrants to New REIT as follows:

Section 4.1             Organization; Authority.  RLJ Development has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Consolidation Transaction Documentation to which RLJ Development is a party (including any agreement, document and instrument executed and delivered by or on behalf of RLJ Development pursuant to this Agreement or the other Consolidation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate any property owned, leased or operated by it and to carry on its business as presently conducted.

Section 4.2             Subsidiaries.  Schedule 4.2  sets forth as of the date hereof: (a) each Subsidiary of RLJ Development (each, an “RLJ Development Subsidiary”), (b) RLJ Development’s ownership interest therein and (c) if not wholly owned, the identity and ownership interest of each of the other owners of such Subsidiary.  Each RLJ Development Subsidiary has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its property and to carry on its business as presently conducted.  Each RLJ Development Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a RLJ Development Material Adverse Effect.

Section 4.3             Due Authorization.  The execution, delivery and performance by RLJ Development of this Agreement and the other Consolidation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of RLJ Development pursuant to this Agreement or the other Consolidation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions. This Agreement, the other Consolidation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of RLJ Development pursuant to this Agreement or the other Consolidation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of RLJ Development, each enforceable against RLJ Development in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.4             Capitalization.  Schedule 4.4 sets forth as of the date hereof the ownership of RLJ Development.

Section 4.5             Consents and Approvals.  Except as set forth on Schedule 4.5 and except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by RLJ Development in connection with the execution, delivery and performance of this Agreement, the other Consolidation Transaction Documentation to which RLJ Development is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect.

Section 4.6             No Violation.  None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement or the transactions contemplated hereby or thereby will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of RLJ Development or (b) except as set forth on Schedule 4.5, any agreement, document or instrument to which RLJ Development or any of its assets or properties are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on RLJ Development, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect.

Section 4.7             Licenses and Permits.  To the Knowledge of RLJ Development, all notices, licenses, permits, certificates and authorizations required for the continued operation of RLJ Development’s business have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Consolidation Transaction Documentation) are assignable to New REIT, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect. To the Knowledge of RLJ Development, neither RLJ Development nor any third party has taken any action that (or failed to take any action, the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect.

Section 4.8             Compliance with Laws.  To the Knowledge of RLJ Development, RLJ Development has conducted its business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have an RLJ Development

Material Adverse Effect. RLJ Development has not been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect.

Section 4.9             Environmental Matters.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect, to the Knowledge of RLJ Development, (a) RLJ Development is in compliance with all Environmental Laws and (b) RLJ Development has not received any written notice from any Governmental Authority or third party alleging that RLJ Development is not in compliance with applicable Environmental Laws. The representations and warranties contained in this Section 4.9 constitute the sole and exclusive representations and warranties made by RLJ Development concerning environmental matters.

Section 4.10           Taxes.  RLJ Development has timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it.  No income or material non-income Tax returns filed by RLJ Development are the subject of a pending or ongoing audit.  Except as would not have an RLJ Development Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against RLJ Development, and no requests for waivers of the time to assess any such Taxes are pending. RLJ Development is and has always been treated as a partnership for federal income tax purposes.

Section 4.11           Litigation.  Except for actions, suits or proceedings covered by policies of insurance (other than with respect to a deductible or self-insured retention), there is no action, suit or proceeding pending or, to the Knowledge of RLJ Development, threatened against RLJ Development which, if adversely determined, would reasonably be expected to have an RLJ Development Material Adverse Effect.  There is no action, suit, or proceeding pending or, to the Knowledge of RLJ Development, threatened against RLJ Development which challenges or impairs the ability of RLJ Development to execute or deliver, or materially perform their obligations under this Agreement or the other Consolidation Transaction Documentation or to consummate the transactions hereby or thereby, except as would not, individually or in the aggregate, reasonably be expected to have an RLJ Development Material Adverse Effect.

Section 4.12           No Insolvency Proceedings.  No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to RLJ Development.

Section 4.13           Title to Assets.  RLJ Development has good, valid and marketable title to the Contributed Assets, free and clear of Liens (except for Permitted Encumbrances) and Indebtedness.  Upon consummation of the Closing, Buyer shall have acquired good, valid and marketable title to the Acquired Assets, free and clear of Encumbrances (except for Permitted Encumbrances) and Indebtedness.

Section 4.14           Investment Intention.

(a)           RLJ Development desires to consummate the transactions contemplated by this Agreement for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  RLJ Development understands that the New REIT Shares comprising the Consideration have not been registered under the Securities Act and cannot be transferred, assigned, resold, pledged or hypothecated unless subsequently registered under the applicable securities laws or an exemption from such registration is available.  RLJ Development is qualified as an “accredited investor” as such term is defined in Rule 501(a) promulgated under the

Securities Act, and RLJ Development is acquiring such New REIT Shares solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of such New REIT Shares.

(b)           RLJ Development has the knowledge, experience and expertise in business and financial matters and has the capability of understanding and evaluating the risks and merits associated with the transactions contemplated hereby and is financially able to hold the investments related to the transactions contemplated hereby for long-term investment.  RLJ Development has read this Agreement and understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.  RLJ Development confirms that it is familiar with New REIT and has been given the opportunity to ask questions of New REIT and to obtain (and has received to RLJ Development’s satisfaction) such information about the business and financial condition of New REIT as reasonably requested.  In formulating a decision to enter into this Agreement, RLJ Development has relied upon an independent investigation of New REIT and has been represented or advised by advisors of its own choice, including legal advisors, financial advisors and tax advisors, that have assisted them in understanding and evaluating the risks and merits associated with the transactions contemplated by this Agreement.

ARTICLE 5.
NATURE OF REPRESENTATIONS AND WARRANTIES.

Section 5.1             No Implied Representations or Warranties.

(a)           Other than the representations and warranties expressly set forth in Article 3, New REIT is not making, and is expressly disclaiming all other representations and warranties in connection with this Agreement or the transactions contemplated hereby.

(b)           Other than the representations and warranties expressly set forth in Article 4, RLJ Development is not making, and is expressly disclaiming all other representations and warranties in connection with this Agreement or the transactions contemplated hereby.

Section 5.2             Survival of Representations and Warranties.  The representations and warranties set forth in (a) Article 3 shall terminate immediately upon the Closing and (b) Article 4 shall terminate on the first anniversary of the Closing.

ARTICLE 6.
COVENANTS

Section 6.1             Affirmative Covenants.  From the date hereof through the Closing Date, and except in connection with the Consolidation Transactions, RLJ Development shall use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In connection with the foregoing, RLJ Development shall, unless required by Law, neither (a) make or rescind any express or deemed election relative to Taxes, nor (b) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its income Tax returns that have been filed for prior taxable years.

Section 6.2             Negative Covenants of RLJ Development.  From the date hereof through the Closing Date, and except in connection with the Consolidation Transactions, RLJ Development shall not, in each case without the prior written consent of New REIT:

(a)                                  amend its Organizational Documents;

(b)                                 adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(c)                                  sell, transfer or divest any of the Contributed Assets; or

(d)                                 authorize, commit or agree to take any of the foregoing actions.

Section 6.3                                      Commercially Reasonable Efforts.  New REIT and RLJ Development shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement and (ii) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

ARTICLE 7.
ADDITIONAL AGREEMENTS

Section 7.1                                      Tax Matters.

(a)                                  New REIT shall on its first federal income Tax return elect to be taxed as a real estate investment trust for federal income tax purposes effective for its short taxable year commencing with the effective date of its election to be taxed as a corporation for federal income tax purposes and ending on December 31, 2011.

(b)                                 New REIT will use its reasonable best efforts to cause the Primary Fund Mergers and the Secondary Mergers to qualify, and will use its reasonable best efforts not to, and not to permit or cause any of its Subsidiaries to, take any action that could reasonably be expected to prevent or impede the Primary Fund Mergers and the Secondary Mergers from qualifying as a reorganization of each of the Old REITs within the meaning of Section 368 of the Code, coupled with a liquidation of each of the Aggregate Funds for federal income tax purposes.

(c)                                  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, New REIT shall report the Primary Fund Mergers and the Secondary Mergers as a “reorganization” of each of the Old REITs within the meaning of Section 368(a)(1)(A) of the Code for federal income tax purposes, coupled with a liquidation of each Aggregate Fund for federal income tax purposes.

(d)                                 Following the Primary Fund Mergers and Secondary Mergers, New REIT will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.368-3.

Section 7.2                                      Employee Matters.

(a)                                  New REIT or, if applicable, its designee will assume all Liabilities and obligations of RLJ Development arising out of, relating to or otherwise in respect of the RLJ Benefit Plans.

(b)                                 New REIT or, if applicable, its designee shall make offers of employment to each active employee of RLJ Development at a salary or hourly wage rate that is no less than the salary or hourly wage rate as applicable to such employee immediately prior to the Closing Date; provided, however, that each such offer is subject to New REIT’s or such designee’s customary pre-employment/post-offer procedures and qualifications and none of New REIT, such designee nor their respective Affiliates shall be under any obligation to continue the employment of any such employee for any period of time.  New REIT or such designee, as applicable, shall be solely responsible for any notification and Liabilities under Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq., or similar state law, relating to any termination of any employee.  The activities of New REIT, such designee and each of their respective Affiliates under this Section 7.2 shall comply in all material respects with all applicable Laws.

(c)                                  The active employees who New REIT notifies RLJ Development prior to the Closing have accepted offers of employment with New REIT or, if applicable, its designee pursuant to this Section 7.2 are hereinafter collectively referred to as the “Hired Active Employees”.  Effective immediately before the Closing, RLJ Development will terminate the employment of all Hired Active Employees.

(d)                                 Following the Closing, New REIT or, if applicable, its designee shall (i) provide each Hired Active Employee with credit for all service with RLJ Development under each benefit plan, program or arrangement in which such employee is eligible to participate on or following the Closing Date for eligibility purposes and benefit accrual purposes, but only to the same extent that such service was credited by RLJ Development under the corresponding benefit plan, program or arrangement as of the Closing Date, and (ii) provide each Active Hired Employee and his or her eligible dependents with credit for any co-payments and deductibles or out-of-pocket requirements under any welfare benefit plans that such employee and his or her eligible dependents are eligible to participate in on or following the Closing Date.  In addition, following the Closing New REIT or, if applicable, its designee shall provide each Hired Active Employee with credit for any accrued but unused vacation days that such employee had accrued with RLJ Development as of the Closing.

(e)                                  All provisions contained in this Section 7.2 with respect to RLJ Development’s employees are included for the sole benefit of RLJ Development, New REIT and, if applicable, New REIT’s designee, and nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employee of RLJ Development or former employees of RLJ Development or (ii) to continued employment with New REIT or, if applicable, its designee, or any of their respective Affiliates.  No provision of this Section 7.2 shall constitute an amendment to any employee benefit or compensation plan, policy agreement or arrangement of New REIT or, if applicable, its designee, or any of their respective Affiliates or obligate New REIT or, if applicable, its designee, to provide compensation or benefits to any Active Employee at any rate for any period of time or in any way limit RLJ Development’s ability to change the compensation or benefits it offers to its employees.

ARTICLE 8.
CONDITIONS TO CLOSING

Section 8.1                                      Conditions to New REIT’s and RLJ Development’s Obligations to Close.  The obligations of New REIT and RLJ Development to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by New REIT or RLJ Development, respectively, in their respective sole discretion):

(a)                                  Each of the consents identified on Schedule 8.1(a) shall have been obtained and shall be in full force and effect; and

(b)                                 Other than consummation of the transactions contemplated hereby, all conditions precedent to (i) the closing of the IPO; (ii) the closing of the other Primary Transactions and (iii) the closing of the Secondary Mergers shall have been satisfied or irrevocably and unconditionally waived.

ARTICLE 9.
INDEMNIFICATION

Section 9.1                                      Indemnification.  From and after the Closing Date, New REIT and its directors, shareholders, officers, employees, partners, agents, representatives and Affiliates (each of which is a “New REIT Indemnified Party”) shall be entitled to recover from the Holdback Fund the amount of any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by any New REIT Indemnified Party in connection with or as a result of any breach of a representation or warranty contained in Article 4 or breach of a covenant of RLJ Development, in each case, contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered pursuant to this Agreement (each, an “Indemnity Claim”).

Section 9.2                                      Claims.

(a)                                  At the time when a New REIT Indemnified Party learns of any Indemnity Claim, New REIT will promptly give written notice (a “Claim Notice”) to RLJ Development; provided that the failure to so notify shall not prevent recovery under this Agreement, except to the extent that any potential defense to such claim shall have been prejudiced by such failure.  Each Claim Notice shall describe in reasonable detail the facts known to the applicable New REIT Indemnified Party giving rise to such Indemnity Claim.  New REIT shall deliver to RLJ Development, promptly after any New REIT Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such New REIT Indemnified Party relating to any Indemnity Claim based on claims asserted by third parties (“Third Party Claim”); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that any potential defense to such claim shall have been prejudiced by such failure.  New REIT may, at its option, demand indemnity under this Article 9 as soon as an Indemnity Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as New REIT shall in good faith determine that such claim is not frivolous and that the New REIT Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(b)                                 RLJ Development shall be entitled to elect to assume and control the defense of any Third Party Claim, through counsel chosen by RLJ Development and reasonably acceptable to New REIT, if it gives written notice of its intention to do so to New REIT within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that New REIT may at all times participate in such defense at its own expense.  Without limiting the foregoing, if RLJ Development exercises the right to undertake any such defense against a Third Party Claim, New REIT shall cooperate with RLJ Development in such defense and make available to RLJ Development, at RLJ Development’s expense, all witnesses, pertinent records, materials and information in the possession of, or under the control of, any New REIT Indemnified Party relating thereto as is reasonably required by RLJ Development.  No compromise or settlement of such Third Party Claim may be effected by either New REIT, on the one hand, or RLJ Development, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against a New REIT Indemnified Party or against the Holdback Fund, (ii) each party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of New REIT or any of New REIT’s Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third Party Claim could reasonably be expected to adversely affect the status of New REIT as a real investment trust within the meaning of Section 856 of the Code, then New REIT shall make such decision to compromise or settle the Third Party Claim without the need to obtain the other party’s consent.  All costs and expenses incurred by RLJ Development pursuant to this Section 9.2(b) shall be reimbursed from the Holdback Fund in accordance with Section 9.3.

Section 9.3                                      Payment of Indemnity Claims.  Upon resolution of any Indemnity Claim or portion of such a claim, each as evidenced by a written instruction of RLJ Development, in which an officer of RLJ Development certifies that the instruction has been approved by either (a) RLJ Development or (b) a final, non-appealable order of a court of competent jurisdiction, New REIT shall release to itself from the Holdback Fund a number of Holdback Shares equal to the lesser of (i) the number of Holdback Shares remaining in the Holdback Fund at such time and (ii) the number of Holdback Shares resulting from dividing (A) the product of (x) the Holdback Share Allocation, multiplied by (y) the amount of such claim or portion of such claim as set forth in such instruction (the “Claim Amount”), by (B) the closing price of New REIT’s common shares on the day of the resolution of such claim pursuant to this Section 9.3.  All Holdback Shares released pursuant to this Section 9.3 shall be cancelled as soon as practicable after such release.

Section 9.4                                      Release of the Holdback Fund.

(a)                                  Within fifteen (15) days after the six month anniversary of the Closing Date, New REIT shall prepare a summary setting forth a list of outstanding Indemnity Claims (including any previously paid Indemnity Claims), together with a good faith estimate of the maximum value (expressed in dollars) of each such Indemnity Claim and the aggregate amount of such values that would be allocated against the Holdback Fund in accordance with Sections 9.2 and 9.3 if the actual amount of Losses subject to indemnification pursuant to this Article 9 were equal to such good faith estimate of the maximum value such Indemnity Clams.  As soon as reasonably practicable after the completion of such report if (i) (A) the aggregate number of Holdback Shares in the Holdback Fund at such time, minus (B) the aggregate number of Holdback Shares allocated to outstanding indemnity claims in accordance with the good faith estimate made pursuant to the immediately preceding sentence exceeds (ii) the product of 50%, multiplied by the aggregate number of Holdback Shares initially deposited in the Holdback Fund pursuant to Section 1.7, then New REIT shall release from the Holdback Fund to RLJ Development the number of Holdback Shares, rounded down to the nearest whole share, equal to such excess.

(b)                                 Within ten (10) days after the Expiration Date, and at the end of each calendar quarter thereafter while any Holdback Shares remains in the Holdback Fund, New REIT shall prepare a summary setting forth a list of outstanding Indemnity Claims, together with a good faith estimate of the maximum value (expressed in dollars) of each such Indemnity Claim and the aggregate amount of such values that would be allocated against the Holdback Fund in accordance with Sections 9.2 and 9.3 if the actual amount of Losses subject to indemnification pursuant to this Article 9 were equal to such good faith estimate of the maximum value such Indemnity Clams.  As soon as reasonably practicable after the completion of such report, New REIT shall release to RLJ Development the Holdback Shares, rounded down to the nearest whole share in accordance with the immediately preceding sentence.

(c)                                  New REIT will create a ledger setting forth the number of Holdback Shares and New REIT will update such ledger upon the cancellation or release of any Holdback Shares pursuant to Sections 9.3 or 9.4.

Section 9.5                                      Earnings.  All dividends and distributions made by New REIT in respect of the Holdback Shares, whether in cash, additional New REIT Shares or other property, shall not be part of the Holdback Fund and, instead, shall be property of RLJ Development.  All such dividends and distributions shall be distributed as soon as reasonably practicable by New REIT to RLJ Development.

Section 9.6                                      Voting.  RLJ Development shall have the right to vote all Holdback Shares until such time as any such Holdback Shares are released and thereby forfeited and cancelled pursuant to Section 9.3.  New REIT will forward to RLJ Development all notices of meetings, proxy statements and reports to shareholders in respect of Holdback Shares or RLJ Development, and will either (i) vote the Holdback Shares only in accordance with written instructions received from RLJ Development, or (ii) forward to RLJ Development a signed proxy (with power of substitution) enabling RLJ Development to vote such Holdback Shares.

Section 9.7                                      Limitations on Liability.  The obligation of RLJ Development to indemnify the New REIT Indemnified Parties shall be subject to the following limitations:

(a)                                  Representations and warranties shall only survive as set forth in Section 5.2 hereof and covenants contained in this Agreement shall survive after the Effective Time until the first anniversary of the Closing Date (the “Expiration Date”).  If written notice of a claim has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved.  Any claim for indemnification not so asserted in writing by the Expiration Date, to the fullest extent permitted by applicable Law, may not thereafter be asserted and shall forever be waived.

(b)                                 The New REIT Indemnified Parties shall only be entitled to indemnification pursuant to this Article 9 to the extent all Losses exceed $1,000,000 in the aggregate.

(c)                                  No New REIT Indemnified Party may make an Indemnity Claim directly under this Agreement.  All Indemnity Claims shall be asserted by New REIT on behalf of the New REIT Indemnified Party.

(d)                                 The sole and exclusive remedy of the New REIT Indemnified Parties with respect to Indemnity Claims and any and all other claims arising out of this Agreement (other than those arising out of fraud) shall be recovery from the Holdback Fund in accordance with the terms of this Agreement.  Except as expressly contemplated by Sections 1.6 and 1.7 of this Agreement, no party to this Agreement shall be liable or obligated to make payments under this Agreement other than a release or forfeiture, if any, of any portion of the Holdback Fund.

Section 9.8                                      Characterization of Holdback Releases.  Any release or forfeiture from the Holdback Fund pursuant to this Article 9 shall constitute an adjustment of the Consideration for Tax purposes and shall be treated as such by all parties on their Tax returns to the extent permitted by Law.

Section 9.9                                      Reliance.  For purposes of this Article 9, a decision, act, consent, election or instruction of RLJ Development shall be deemed to be authorized if approved in writing by RLJ Development, and New REIT and the New REIT Indemnified Parties may rely upon such decision, act, consent, election or instruction as provided in this Section 9.9 as being the decision, act, consent, election or instruction of RLJ Development. New REIT and the New REIT Indemnified Parties, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any person for any acts done in accordance with such decision, act, consent, election or instruction. RLJ Development may from time to time by written notice to New REIT appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by RLJ Development.

ARTICLE 10.
MISCELLANEOUS

Section 10.1                                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  All counterparts shall constitute one and the same instrument.  Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement.  In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.

Section 10.2                                Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without regard to the choice of laws provisions thereof.

Section 10.3                                Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.  The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 10.4                                Entire Agreement.  This Agreement and the exhibits and schedules hereto constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

Section 10.5                                Assignability.  This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this Agreement may not be assigned (except by operation of Law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect; provided, further, that New REIT may assign and delegate this Agreement and any or all rights or obligations hereunder (including, without limitation, New REIT’s rights to acquire the Contributed Assets and assume the Assumed Liabilities) (i) to any Affiliate or Affiliates of New REIT prior to the Effective Time and (ii) to any Person to which New REIT or any of its Affiliates sells or proposes to sell any of the Contributed Assets after the Effective Time.

Section 10.6                                Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 10.7                                Third Party Beneficiary.  No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, shareholder, partner, member, director, officer or employee of any party hereto or any other Person.  All provisions hereof shall be personal solely among the parties to this Agreement.

Section 10.8                                Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by New REIT to effect such replacement.  To the extent permitted by applicable Law, the parties waive any provision of applicable Law which renders any provision of this Agreement unenforceable in any respect.

Section 10.9                                Interpretation.  This Agreement shall be read and construed in the English language.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural.  References herein to a party or other Person include their respective successors and assigns.  The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears.  Unless the context otherwise requires, references herein to articles, sections, schedules, exhibits and attachments shall be deemed references to articles and sections of, and schedules, exhibits and attachments to, this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof.  Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”  Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.  All references in this Agreement to “dollars” or “$” shall mean United States dollars.  With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Section 10.10                          Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing signed by or on behalf of the party making such notice, request, demand, waiver or communication and shall be deemed to be given (i) on the day delivered (or if that day is not a Business Day, or if delivered after the close of business on a Business Day, on the next day that is a Business Day) when delivered by personal delivery or overnight courier, (ii) on the third Business Day after mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon transmission when sent by facsimile transmission or email transmission (provided that such facsimile or email is followed by an original of such notice by mail or personal delivery as provided herein).  Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

If to New REIT:

RLJ Lodging Trust

3 Bethesda Metro Center — Suite 1000

Bethesda, Maryland 20814

Attention:  Thomas J. Baltimore, Jr.

Facsimile:  (301) 280-7787

Email: tbaltimore@rljhotels.com

If to RLJ Development:

RLJ Development, LLC

3 Bethesda Metro Center — Suite 1000

Bethesda, Maryland 20814

Attention:  Thomas J. Baltimore, Jr.

Facsimile:  (301) 280-7787

Email:  tbaltimore@rljhotels.com

Section 10.11                          Equitable Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Maryland (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement.

Section 10.12                          Enforcement Costs.  Should either party institute any action, suit or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action, suit or proceeding.  A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEW REIT

RLJ Lodging Trust, a Maryland real estate investment trust

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
Title: Chief Executive Officer

RLJ DEVELOPMENT

RLJ Development, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
Title: President

[Contribution Agreement Signature Page]

EXHIBIT A
TO
CONTRIBUTION AGREEMENT

DEFINITIONS

For purposes of the Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aggregate Funds” has the meaning set forth in the Recitals to this Agreement.

“Agreement” has the meaning set forth in the Introduction to this Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(ii) of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.3 of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Maryland.

“Claim Amount” has the meaning set forth in Section 9.3 of this Agreement.

“Claim Notice” has the meaning set forth in Section 9.2(a) of this Agreement.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

“Confidential Consent Solicitation Statement” means the Confidential Consent Solicitation Statement of the Aggregate Funds dated November 29, 2010, as modified, amended and supplemented by the Supplement, dated January 21, 2011.

“Consideration” has the meaning set forth in Section 1.5 of this Agreement.

“Consolidation Transaction Documentation” means all of the agreements and plans of merger (including this Agreement) and related documents and agreements pursuant to which the Aggregate Funds and RLJ Development and their respective Subsidiaries desire to conduct the Consolidation Transactions.

“Consolidation Transactions” means (i) the Primary Transactions; (ii) the Secondary Mergers; and (iii) the merger of RLJ Lodging II Master, LLC, a Delaware limited liability company, and RLJ Real

Estate III Master, LLC, a Delaware limited liability company, with and into RLJ Lodging Trust, L.P., a Delaware limited partnership of which New REIT is the sole general partner.

“Contributed Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Costs” has the meaning set forth in Section 1.6 of this Agreement.

“Distributable Equity Value” means (i) Gross Equity Value, minus (ii) Public Equity Value, minus (iii) an amount equal to all transaction costs incurred in connection with the Consolidation Transactions and the IPO.

“Effective Time” has the meaning set forth in Section 2.1 of this Agreement.

“Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

“Excluded Assets” has the meaning set forth in Section 1.2 of this Agreement.

“Expiration Date” has the meaning set forth in Section 9.7(a) of this Agreement.

“Fund II Funds” has the meaning set forth in the Recitals to this Agreement.

“Fund II General Partner” has the meaning set forth in the Recitals to this Agreement.

“Fund II Main Fund” has the meaning set forth in the Recitals to this Agreement.

“Fund II Main Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Fund II Parallel Fund” has the meaning set forth in the Recitals to this Agreement.

“Fund II Parallel Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Fund III Funds” has the meaning set forth in the Recitals to this Agreement.

“Fund III General Partner” has the meaning set forth in the Recitals to this Agreement.

“Fund III Main Fund” has the meaning set forth in the Recitals to this Agreement.

“Fund III Main Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Fund III Parallel Fund” has the meaning set forth in the Recitals to this Agreement.

“Fund III Parallel Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Governmental Order” means any judgment, injunction, writ, order, ruling, stipulation, determination, award or decree entered by or with any Governmental Authority or arbitrator.

“Gross Equity Value” means the estimated gross equity value of New REIT (net of indebtedness expected to be outstanding on the consummation of the Consolidation Transactions and the IPO after application of the net proceeds of the IPO, and excluding any shares issued under New REIT’s proposed equity incentive plan to members of New REIT’s senior management and other eligible individuals concurrently with the closing of the IPO), as estimated by New REIT in consultation with the investment banking firms managing the IPO shortly prior to commencing marketing activities relating to the IPO.

“Hired Active Employees” has the meaning set forth in Section 7.2(c) of this Agreement.

“Holdback Fund” has the meaning set forth in Section 1.7 of this Agreement.

“Holdback Percentage” means the quotient, expressed as a percentage, obtained by dividing $25,000,000 by the Distributable Equity Value.

“Holdback Share Allocation” means a fraction, expressed as a percentage, (i) the numerator of which is the product of (A) the number of Holdback Shares initially retained by New REIT pursuant to Section 1.7, multiplied by (B) the IPO Price (such resulting product, the “Holdback Share Value”), and (ii) the denominator of which is the Holdback Share Value.

“Holdback Shares” has the meaning set forth in Section 1.7 of this Agreement.

“Indemnity Claim” has the meaning set forth in Section 9.1 of this Agreement.

“Integrated Transactions” has the meaning set forth in the Recitals to this Agreement.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Price” means the mid-point of the price range per New REIT Share, which mid-point and range will be determined by New REIT in consultation with the investment banking firms managing the IPO shortly prior to commencing marketing activities relating to the IPO, and which will be set forth in a preliminary prospectus relating to the IPO that will be filed with the Securities Exchange Commission.

“Knowledge” means, (i) with respect to a representation of New REIT, the current, actual knowledge of New REIT’s directors and officers, after reasonable due inquiry and (ii) with respect to RLJ Development, the current, actual knowledge of RLJ Development’s officers, after reasonable due inquiry.

“Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

“Liability” means any debt, liability, or obligation arising under any Law, Litigation, Governmental Order, or any contract, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 9.1 of this Agreement.

“New REIT” has the meaning set forth in the Introduction to this Agreement.

“New REIT Indemnified Party” has the meaning set forth in Section 9.1 of this Agreement.

“New REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of New REIT and its Subsidiaries taken together.

“New REIT Share” means common shares of New REIT.

“Old REIT” has the meaning set forth in the Recitals to this Agreement.

“Organizational Documents” means the certificate of formation, declaration of trust, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of New REIT or RLJ Development, as applicable.

“Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with U.S. generally accepted accounting principles; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the properties as of the Closing Date; (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the properties so encumbered; and (viii) any matters that would not have a material adverse effect on RLJ Development’s operation of its business.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Preferred Units” means the 12.5% Class A Cumulative Redeemable Non-Voting Preferred Units issued by each of the Old REITs.

“Primary Fund Merger” has the meaning set forth in the Recitals to this Agreement.

“Primary Transaction” has the meaning set forth in the Recitals to this Agreement.

“Public Equity Value” means the estimated equity value of the New REIT Shares issued by New REIT to the investors in the IPO (excluding any New REIT Shares issued or issuable under awards made by New REIT at the time of the IPO pursuant to New REIT’s equity incentive plan and any New REIT Shares issued to equity holders in the RLJ Entities as consideration in the Consolidation Transactions and before taking into account any expenses of the IPO or the Consolidation Transactions), as estimated by New REIT in consultation with the investment banking firms managing the IPO shortly prior to commencing marketing activities relating to the IPO.

“Registration Statement” has the meaning set forth in the introduction to Article 3 of this Agreement.

“Retained Liabilities” has the meaning set forth in Section 1.4 of this Agreement.

“RLJ Benefit Plans” means (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of RLJ Development that are sponsored or maintained by RLJ Development or with respect to which RLJ Development has any liability, in each case, as set forth on Schedule A-2.

“RLJ Contribution” has the meaning set forth in the Recitals to the Agreement.

“RLJ Development” has the meaning set forth in the Introduction to this Agreement.

“RLJ Development Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of RLJ Development.

“RLJ Development Share” means a percentage, where the numerator is the equity value attributable to RLJ Development, and the denominator is the aggregate equity value attributable to the Aggregate Funds and RLJ Development, as set forth on Schedule A-1.

“RLJ Development Subsidiary” has the meaning set forth in Section 4.2 of this Agreement.

“RLJ Entity” means an Aggregate Fund or RLJ Development, as applicable. As used herein, “RLJ Entities” refer to each RLJ Entity, collectively.

“Secondary Merger” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

“Third Party Claim” has the meaning set forth in Section 9.2(a) of this Agreement.